First Quarter 2026 Earnings Release

Exhibit 99.1

RPC, Inc. Reports First Quarter 2026 Financial Results

ATLANTA, May 7, 2026 - RPC, Inc. (NYSE: RES) (“RPC” or the “Company”), a leading diversified oilfield services company, announced its unaudited results for the first quarter ended March 31, 2026.

Non-GAAP and adjusted measures may include, adjusted operating income, adjusted net income, adjusted net income margin, adjusted earnings per share (diluted), EBITDA and adjusted EBITDA, adjusted EBITDA margin, and free cash flow which are reconciled to the most directly comparable GAAP measures in the appendices of this earnings release.

Sequential comparisons are to 4Q:25. The Company believes quarterly sequential comparisons are most useful in assessing industry trends and RPC’s recent financial results. Both sequential and year-over-year comparisons are available in the tables at the end of this earnings release.

First Quarter 2026 Highlights

●	Revenues increased 7% sequentially to $454.8 million
●	Net income was $0.9 million, compared to net loss of $3.1 million in the prior quarter, and diluted Earnings Per Share (EPS) was $0.00; Net income margin increased 90 basis points sequentially to 0.2%
●	Adjusted net income was $7.6 million, compared to $9.4 million in the prior quarter, and adjusted diluted EPS was $0.03; Adjusted net income margin was 1.7%. See Appendices B and C for additional details
●	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $53.5 million, compared to $55.1 million in the prior quarter; Adjusted EBITDA margin decreased 110 basis points sequentially to 11.8%. See Appendix C for additional details

Management Commentary

“During the first quarter we experienced modest revenue increases despite weather impacts to start the year. Our Technical Services segment revenues increased 7% sequentially. Within Technical Services, Cudd Energy Services’ pressure pumping saw the largest percentage increase at 20% followed by Cudd Pressure Control’s nitrogen service line which increased 13%. Thru Tubing Solutions’ downhole tools increased 11% driven by higher activity supported by new technologies. Our Support Services segment revenues were flat sequentially, as the first quarter typically sees the biggest weather impact,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer.

“The year started off with winter storms disrupting activity across multiple basins which was followed by significant geopolitical events that meaningfully increased oil prices. We are seeing signs of optimism including increased bidding activity, as well as a number of operators electing to maintain activity, rather than following through with previously announced reduction plans. However, industry concerns about the duration of higher commodity prices and price volatility are currently limiting any significant reevaluation of spending plans. As we look ahead, we will be measured in our approach focusing on returns on capital and strategically investing where prudent.”

Selected Industry Data (Source: Baker Hughes, Inc., U.S. Energy Information Administration)

	1Q:26	4Q:25	Change	% Change	1Q:25	Change	% Change
Average U.S. rig count	548	548	—	—%	588	(40)	(6.8)%
Average Oil price ($/barrel)	$70.54	$59.79	$10.75	18.0%	$71.93	$(1.39)	(1.9)%
Average Natural gas ($/Mcf)	$4.81	$3.69	$1.12	30.4%	$4.14	$0.67	16.2%

First Quarter 2026 Earnings Release

1Q:26 Consolidated Financial Results (sequential comparisons to previous quarter)

Revenues were $454.8 million, up 7%. Within the Technical Services segment, we saw revenues increase 7% sequentially with pumping, nitrogen, and downhole tools seeing double digit percentage increases. Within the Support Services segment revenues were essentially flat.

Cost of revenues, which excludes depreciation and amortization of $37.1 million, was $355.6 million, up from $336.6 million. Cost of revenues was most impacted by costs that typically vary with activity and job mix, specifically materials & supplies and fuel sourced for customers.

Selling, general and administrative expenses were $48.2 million, slightly up from $47.7 million.

Acquisition related employment costs were approximately $7.3 million during 1Q:26 and 4Q:25, and represent non-cash accounting adjustments related to the Pintail acquisition costs that are contingent upon continued employment.

Depreciation and amortization was $42.9 million during 1Q:26, and 4Q:25 was $39.1 million. The fourth quarter reflected a $2.8 million reduction in depreciation and amortization due to the change in wireline cable accounting. See Appendix C for additional details.

Interest income totaled $1.8 million, approximating the prior quarter.

Interest expense totaled $830 thousand, approximating the prior quarter.

Income tax provision was $3.5 million, primarily due to the disproportionate impact of permanent non-deductible items, mainly acquisition related employment costs, on a relatively low pretax income.

Net earnings and Earnings per share totaled $0.9 million and $0.00 respectively, versus net loss of $3.1 million and diluted loss per share of $0.02, respectively, in 4Q:25. Net income margin increased 90 basis points sequentially to 0.2%.

Adjusted net income and Adjusted diluted EPS were $7.6 million and $0.03, respectively, versus $9.4 million and $0.04, respectively, in 4Q:25. Adjusted net income margin decreased to 1.7% from 2.2% in 4Q:25.

Adjusted EBITDA was $53.5 million, down from $55.1 million. Adjusted EBITDA margin decreased 110 basis points sequentially to 11.8%. See Appendix C for additional details.

Balance Sheet, Cash Flow and Capital Allocation

Cash and cash equivalents decreased slightly to $200.7 million at the end of the first quarter compared to the end of 2025, with no outstanding borrowings under the Company’s $100 million revolving credit facility.

Net cash provided by operating activities and Free cash flow were $31.2 million and ($0.9) million, respectively, year-to-date through 1Q:26. Working capital was a significant use of cash during the quarter primarily due to higher accounts receivable resulting from revenue increases.

Payment of dividends totaled $8.9 million year-to-date. As previously announced, the Board of Directors declared a regular quarterly cash dividend of $0.04 per share, payable on June 10, 2026, to common stockholders of record at the close of business on May 11, 2026.

First Quarter 2026 Earnings Release

Share repurchases totaled $3.5 million year-to-date, all of which related to tax withholding for restricted stock vesting.

Segment Operations (sequential comparisons versus the previous quarter)

Technical Services performs value-added completion, production and maintenance services directly to a customer’s well. These services include pressure pumping, downhole tools, wireline, coiled tubing, cementing, and other offerings.

-	Revenues were $434.3 million, up 7%
-	Operating income was $16.0 million, up $7.5 million or 89%. Recall the fourth quarter was impacted by the transition to expensing wireline cables
-	Operating income saw broad based increases across most of our service lines

Support Services provides equipment for customer use or services to assist customer operations, including rental tools, pipe inspection services and storage.

-	Revenues were $20.5 million, essentially flat
-	Operating income was $0.4 million, down $1.3 million or 76%
-	Rental Tools typically sees the most seasonality during the first quarter

	Three Months Ended
	March 31,	December 31,		March 31,
(In thousands)	2026	2025		2025
	(Unaudited)	(Unaudited)		(Unaudited)
Revenues:
Technical Services	$434,282	$405,244		$311,844
Support Services	20,473	20,533		21,033
Total revenues	$454,755	$425,777		$332,877
Operating income (loss):
Technical Services	$15,978	$8,457	(1)	$14,003
Support Services	401	1,688		2,661
Corporate expenses	(8,270)	(7,748)		(5,804)
Acquisition related employment costs	(7,292)	(7,291)		—
Gain on disposition of assets, net	1,803	904		1,526
Total operating income (loss)	$2,620	$(3,990)		$12,386
Interest expense	(830)	(942)		(131)
Interest income	1,770	1,654		3,395
Other income, net	749	3,426		885
Income before income taxes	$4,309	$148		$16,535

(1) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, began being expensed due to a change in their estimated useful lives. Wireline cable adjustments in 2025 totaled approximately $13.8 million: $4.7 million in second quarter, $4.5 million in the third quarter, and $4.6 million in the fourth quarter. Wireline cable purchase expenses are partially offset by a decrease in depreciation of $1.9 million in the second quarter, $2.5 million in the third quarter and $1.0 million in the fourth quarter. The net 2025 operating income impact was additional expense of $8.3 million comprised of $2.8 million in the second quarter, $2.0 million in the third quarter and $3.5 million in the fourth quarter.

Conference Call Information

RPC, Inc. will hold a conference call today, May 7, 2026, at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (800) 715-9871, or +1 (646) 307-1963 for international callers, and using conference ID number 5388095. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

First Quarter 2026 Earnings Release

About RPC

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of America, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Forward Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation: that the Company is seeing signs of optimism, including increased bidding activity, as well as a number of operators electing to maintain activity, rather than previously announced reduction plans; that industry concerns about the duration of higher commodity prices and price volatility are currently limiting any significant reevaluation of spending plans; and the Company’s expectation for future periods that it will follow a measured approach focusing on returns on capital and strategically investing in a prudent manner. Risk factors that could cause such future events not to occur as expected include the following: the price of oil and natural gas and overall performance of the U.S. economy, both of which can impact capital spending by our customers and demand for our services; the impact of tariffs, which may increase our cost of materials and impact our profitability, business interruptions due to adverse weather conditions; changes in the competitive environment of our industry, including the potential impact of the recent U.S. actions in Iran and Venezuela, including without limitation the impacts of the blockade of the Strait of Hormuz; political instability in the petroleum-producing regions of the world; the actions of the OPEC oil cartel; our customers’ drilling and production activities; and our ability to identify, complete and successfully integrate acquisitions and/or other strategic investments or transactions. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates, and expectations are contained in RPC’s Form 10-K for the year ended December 31, 2025.

For information about RPC, Inc., please contact:

Joshua Large,

Vice President, Corporate Finance and Investor Relations

(404) 321-2152

jlarge@rpc.net

Michael L. Schmit,

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

First Quarter 2026 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended
	March 31,	December 31,		March 31,
	2026	2025		2025
	(Unaudited)	(Unaudited)		(Unaudited)

REVENUES	$454,755	$425,777		$332,877
COSTS AND EXPENSES:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	355,585	336,568		243,895
Selling, general and administrative expenses	48,207	47,687		42,499
Acquisition related employment costs	7,292	7,291		—
Depreciation and amortization	42,854	39,125		35,623
Gain on disposition of assets, net	(1,803)	(904)		(1,526)
Operating income (loss)	2,620	(3,990)		12,386
Interest expense	(830)	(942)		(131)
Interest income	1,770	1,654		3,395
Other income, net	749	3,426		885
Income before income taxes	4,309	148		16,535
Income tax provision	3,454	3,209		4,505
NET INCOME (LOSS)	$855	$(3,061)		$12,030

EARNINGS (LOSS) PER SHARE
Basic	$0.00	$(0.02)	(1)	$0.06
Diluted	$0.00	$(0.02)		$0.06

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	221,331	212,247	(2)	215,691
Diluted	221,331	212,247		215,691

(1)	For the three months ended December 31, 2025, loss per share reflects a reduction of $0.01, due to the adjustment for earnings attributable to participating securities under the two-class method. Participating securities are share-based payment awards with non-forfeitable rights to dividends.
(2)	Average shares outstanding were reduced by 8,327 shares of participating securities for the three months ended December 31, 2025, under the two-class method and because the inclusion of such securities would be anti-dilutive.

First Quarter 2026 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(In thousands)
	March 31,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$200,730	$209,974
Accounts receivable, net	374,693	327,668
Inventories	120,375	119,004
Income taxes receivable	1,701	6,302
Prepaid expenses	14,164	18,307
Other current assets	23,109	23,215
Total current assets	734,772	704,470
Property, plant and equipment, net	521,206	531,556
Operating lease right-of-use assets	22,209	24,094
Finance lease right-of-use assets	1,908	1,934
Goodwill	81,249	83,422
Other intangibles, net	96,742	97,499
Other assets	22,872	25,410
Total assets	$1,480,958	$1,468,385

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable	$160,765	$119,757
Accrued payroll and related expenses	26,955	38,636
Accrued insurance expenses	8,438	7,194
Accrued state, local and other taxes	5,101	3,543
Income taxes payable	881	787
Unearned revenue	—	13,233
Current portion of operating lease liabilities	6,408	7,606
Current portion of finance lease liabilities	1,018	977
Current portion of notes payable	20,000	20,000
Accrued expenses and other liabilities	5,397	5,419
Total current liabilities	234,963	217,152
Accrued insurance expenses	16,134	15,570
Notes payable	30,000	30,000
Operating lease liabilities	16,314	17,762
Finance lease liabilities	970	1,041
Other long-term liabilities	10,937	10,814
Deferred income taxes	75,338	76,875
Total liabilities	384,656	369,214

STOCKHOLDERS' EQUITY
Common stock	22,164	22,057
Capital in excess of par value	—	—
Retained earnings	1,076,801	1,079,664
Accumulated other comprehensive loss	(2,663)	(2,550)
Total stockholders' equity	1,096,302	1,099,171
Total liabilities and stockholders' equity	$1,480,958	$1,468,385

First Quarter 2026 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(In thousands)
Three months ended March 31,	2026	2025
	(Unaudited)
OPERATING ACTIVITIES
Net income	$855	$12,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,854	35,623
Acquisition related employment costs	7,292	—
Working capital	(21,697)	(6,920)
Other operating activities	1,869	(868)
Net cash provided by operating activities	31,173	39,865

INVESTING ACTIVITIES
Capital expenditures	(32,105)	(32,270)
Proceeds from sale of assets	4,265	4,827
Net cash used for investing activities	(27,840)	(27,443)

FINANCING ACTIVITIES
Payment of dividends	(8,865)	(8,653)
Cash paid for common stock purchased and retired	(3,452)	(2,868)
Cash paid for finance lease and finance obligations	(260)	(152)
Net cash used for financing activities	(12,577)	(11,673)

Net (decrease) increase in cash and cash equivalents	(9,244)	749
Cash and cash equivalents at beginning of period	209,974	325,975
Cash and cash equivalents at end of period	$200,730	$326,724

Non-GAAP Measures

RPC, Inc. has used the non-GAAP financial measures of adjusted operating income, adjusted net income, adjusted net income margin, adjusted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow in today's earnings release. These measures should not be considered in isolation or as a substitute for performance or liquidity measures prepared in accordance with GAAP. Management believes that presenting these non-GAAP measures, other than free cash flow, enables investors to compare the operating performance of our core business consistently over various time periods, without regard to acquisition related employment costs and changes in our accounting for purchases of wireline cables, and in the case of Adjusted EBITDA and Adjusted EBITDA margin, without regard to changes in our capital structure. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating RPC's liquidity. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, RPC’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, management believes it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject

First Quarter 2026 Earnings Release

to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth in the appendices below are reconciliations of these non-GAAP measures with their most directly comparable GAAP measures. These reconciliations also appear on RPC, Inc.'s investor website, which can be found at www.rpc.net.

Appendix A

(Unaudited)	Three Months Ended
	March 31,	December 31,		March 31,
(In thousands)	2026	2025		2025
Reconciliation of Operating Income (Loss) to Adjusted Operating Income

Operating income (loss)	$2,620	$(3,990)		$12,386
Wireline cable expenses	—	4,818	(1)	—
Acquisition related employment costs	7,292	7,291		—
Adjusted operating income	$9,912	$8,119		$12,386

(1) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, began being expensed due to a change in their estimated useful lives. Wireline cable adjustments in 2025 totaled approximately $13.8 million: $4.7 million in second quarter, $4.5 million in the third quarter, and $4.6 million in the fourth quarter. Wireline cable purchase expenses are partially offset by a decrease in depreciation of $1.9 million in the second quarter, $2.5 million in the third quarter and $1.0 million in the fourth quarter. The net 2025 operating income impact was additional expense of $8.3 million comprised of $2.8 million in the second quarter, $2.0 million in the third quarter and $3.5 million in the fourth quarter.

Appendix B

(Unaudited)	Three Months Ended
	March 31,	December 31,		March 31,
(In thousands)	2026	2025		2025
Reconciliation of Net Income (Loss) to Adjusted Net Income

Net income (loss)	$855	$(3,061)		$12,030
Adjustments:
Wireline cable expenses, before taxes	—	4,818	(1)	—
Tax effect of wireline cable expenses	—	(1,132)		—
Acquisition related employment costs, before taxes	7,292	7,291		—
Tax effect of Acquisition related employment costs	(572)	(2,504)		—
Taxes on company owned life insurance liquidation	—	3,962		—
Total adjustments, net of tax	6,720	12,435		—
Adjusted net income	$7,575	$9,373		$12,030

(1) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, are now being expensed due to a change in their estimated useful lives. Wireline cable adjustments in 2025 totaled approximately $13.8 million: $4.7 million in second quarter, $4.5 million in the third quarter, and $4.6 million in the fourth quarter. Wireline cable purchase expenses are partially offset by a decrease in depreciation of $1.9 million in the second quarter, $2.5 million in the third quarter and $1.0 million in the fourth quarter. The net 2025 operating income impact was additional expense of $8.3 million comprised of $2.8 million in the second quarter, $2.0 million in the third quarter and $3.5 million in the fourth quarter.

First Quarter 2026 Earnings Release

(Unaudited)	Three Months Ended
	March 31,	December 31,		March 31,
	2026	2025		2025
Reconciliation of Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share

Diluted earnings (loss) per share	$0.00	$(0.02)		$0.06
Adjustments:
Wireline cable expenses, before taxes	—	0.02	(1)	—
Tax effect of wireline cable expenses	—	—		—
Acquisition related employment costs, before taxes	0.03	0.03		—
Tax effect of Acquisition related employment costs	(0.00)	(0.01)		—
Taxes on company owned life insurance liquidation	—	0.02		—
Total adjustments, net of tax	0.03	0.06		—
Adjusted diluted earnings per share	$0.03	$0.04		$0.06

Weighted average shares outstanding (in thousands)	221,331	220,574		215,691

(1) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, began being expensed due to a change in their estimated useful lives. Wireline cable adjustments in 2025 totaled approximately $13.8 million: $4.7 million in second quarter, $4.5 million in the third quarter, and $4.6 million in the fourth quarter. Wireline cable purchase expenses are partially offset by a decrease in depreciation of $1.9 million in the second quarter, $2.5 million in the third quarter and $1.0 million in the fourth quarter. The net 2025 operating income impact was additional expense of $8.3 million comprised of $2.8 million in the second quarter, $2.0 million in the third quarter and $3.5 million in the fourth quarter.

Appendix C

(Unaudited)	Three Months Ended
	March 31,	December 31,		March 31,
(In thousands)	2026	2025		2025
Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA, and Net Income Margin to Adjusted Net Income Margin and Adjusted EBITDA Margin
Net income (loss)	$855	$(3,061)		$12,030
Adjustments:
Add: Income tax provision	3,454	3,209		4,505
Add: Interest expense	830	942		131
Add: Depreciation and amortization	42,854	39,125		35,623

Less: Interest income	1,770	1,654		3,395
EBITDA	$46,223	$38,561		$48,894

Add: Wireline cable expenses	—	9,251	(2)	—
Add: Acquisition related employment costs	7,292	7,291		—
Adjusted EBITDA	$53,515	$55,103		$48,894

Revenues	$454,755	$425,777		$332,877

Net income (loss) margin(1)	0.2%	(0.7)%		3.6%

Adjusted net income margin(1)	1.7%	2.2%	(2)	3.6%

Adjusted EBITDA margin(1)	11.8%	12.9%	(2)	14.7%

First Quarter 2026 Earnings Release

(1) Net income margin is calculated as Net income divided by Revenues. Adjusted net income margin is calculated as Adjusted net income divided by Revenues. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenues.

(2) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, began being expensed due to a change in their estimated useful lives. Wireline cable adjustments in 2025 totaled approximately $13.8 million: $4.7 million in second quarter, $4.5 million in the third quarter, and $4.6 million in the fourth quarter. Wireline cable purchase expenses are partially offset by a decrease in depreciation of $1.9 million in the second quarter, $2.5 million in the third quarter and $1.0 million in the fourth quarter. The net 2025 operating income impact was additional expense of $8.3 million comprised of $2.8 million in the second quarter, $2.0 million in the third quarter and $3.5 million in the fourth quarter.

Appendix D

(Unaudited)	Three months ended March 31,
(In thousands)	2026	2025
Reconciliation of Operating Cash Flow to Free Cash Flow
Net cash provided by operating activities	$31,173	$39,865
Capital expenditures	(32,105)	(32,270)
Free cash flow	$(932)	$7,595